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                                                                 EXHIBIT 10.22


                        GAS SALES AND PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of March, 1999 by and between MONTANA-DAKOTA UTILITIES CO., a division of MDU Resources Group, Inc., a Delaware corporation, hereinafter referred to as "Buyer," and PENNACO ENERGY, INC., a Nevada corporation, hereinafter referred to as "Seller."

     WITNESSETH:

     WHEREAS, Buyer has certain gas requirements for the customers served by its local distribution system which demand a reliable and Firm source of natural gas;

     WHEREAS, Seller has such a supply of gas available for sale which may be delivered to Buyer or its designee; and

     WHEREAS, Buyer desires to purchase such gas from Seller, and Seller desires to sell such gas to Buyer pursuant to the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, Seller and Buyer hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

1. When used in this Agreement, whether in the singular or in the plural, the following words and terms hall have the following meanings:

         (a)   BTU: British Thermal Unit


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         (b)   DAY: A period of twenty-four consecutive hours, beginning and ending at 9 a.m. Central Clock Time.

         (c) FIRM: The uninterrupted flow of gas required to be delivered by Seller and required to be taken by Buyer pursuant to the terms and conditions of this Agreement.

         (d) INITIAL DELIVERY DAY: The day of Initial Deliveries of natural gas under this Agreement from Seller to Buyer shall be April 1, 1999.

         (e)   MMBTU: One million (1,000,000) Btu.

         (f)   MCF: One thousand (1,000) cubic feet.

         (g) MONTH: The period beginning ht 9 a.m. Central Clock Time on the first day of a calendar month and ending at 9 a.m. Central Clock Time on the first day of the next succeeding calendar Month.

         (h) POINT OF RECEIPT: The point on the pipeline of Transporter where gas will be delivered by Seller for the account of Buyer. Unless otherwise mutually agreed upon, the Point of Receipt shall be the Interconnect between Williston Basin Interstate Pipeline (Williston Basin) and MIGC, Inc. at Recluse Area, Campbell County, Williston Basin Receipt Point I.D. #C5069, as specified in its FERC Gas Tariff - Secona Revised Volume No. 1.

         (i) PRIME INTEREST RATE: The rate of interest announced publicly by Chase Manhattan Bank N.A. in New York, New York from time to time as its prime, or its equivalent, lending rate.

         (j) TRANSPORTER: The party or parties designated by Buyer to receive and handle gas deliverable under this Agreement. If not otherwise designated by Buyer, the Transporter is hereby specified as Williston Basin Interstate Pipeline Company.


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         (k)   TRANSPORTATION CONTRACTS: Those agreements between Buyer and
               Transporter to be used to transport gas sold under this Agreement.

                              ARTICLE 2 - QUANTITY

         1. Subject to the terms and conditions of this Agreement, Buyer and Seller, on a Firm basis, agree to purchase and sell 5,000 MMBtu's per day for the term and at the Point of Receipt noted herein, unless otherwise mutually agreed to.

         2. In the event that Buyer fails to take the contracted quantity for reasons other than Force Majeure, Buyer shall reimburse Seller for the deficient dollar amount, if any, between the price at which Seller would have sold the deficient quantity to Buyer and the lesser price at which Seller sees the deficient quantity to third parties. Seller shall utilize commercially reasonable efforts to minimize Buyer's damages by reselling the gas at the highest price available to Seller for the deficient quantity during the month in question.

         3. In the event that Seller fails to deliver the contracted quantity for reasons other than Force Majeure, Seller shall reimburse Buyer for the increased dollar amount, if any, between the price per MMBtu which Buyer would have paid Seller for the deficient quantity and any increased price per MMBtu for the same quantity which Buyer may acquire in replacement thereof. Buyer shall utilize commercially reasonable efforts to minimize Seller's damages by acquiring gas at the lowest cost available to Buyer for the deficient quantity during the month in question.

         4. Seller recognizes that Buyer may be liable for charges and penalties imposed by Transporter for imbalances in deliveries at the Point of Receipt and at Point(s) of Delivery of Transporter's Facilities. Seller agrees to reimburse Buyer for any charges and penalties imposed by


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Transporter resulting from Seller delivering quantities of gas at Transporter's
Point of Receipt differing from Buyer's contracted quantity for the Point of Receipt. If the imbalance is created at the Points of Delivery of Transporter's Facilities, Buyer will be responsible for the charges and penalties imposed by Transporter. The foregoing notwithstanding, Buyer and Seller agree, to cooperate to eliminate transportation imbalances by utilizing methods acceptable to Transporter.

         5. For purposes of nominating deliveries of natural gas pursuant to this Article, Buyer shall provide instructions by telephone to Seller, provided that such telephone nominations shall be confirmed by Buyer in writing or facsimile.
                              ARTICLES 3 - PRICING

         1. The price for each MMBtu (dry) of gas nominated by Buyer and delivered by Seller during any billing month in the Contract Year shall be the price determined by the first issue published during the month of delivery of INSIDE FERC'S GAS MARKET REPORT under "Prices of Spot Gas delivered to Pipeline
- under the heading - Northern Natural Gas Co. - Ventura, Iowa - aka "Ventura Index" less ******** per MMBtu.

         2. The price for each MMBtu (dry) during the term of this Agreement shall be inclusive of all production, processing, treatment, odorization, gathering, royalty, transportation, and similar costs and all production, severance, ad valorem and other taxes levied on the gas prior to its delivery to Transporter for the account of Buyer.

                       ARTICLE 4 - MEASUREMENT AND QUALITY

         1. All gas delivered hereunder shall be measured by Transporter at the Point of Receipt into Transporter's facilities in accordance with Transporter's FERC Gas Tariff.

******        This portion of the agreement has been omitted pursuant to a confidential treatment request that has been filed with the Securities and Exchange Commission.

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         2. The natural gas delivered hereunder shall be of pipeline quality and shall conform to the quality and pressure specifications of Transporter's FERC Gas Tariff. Seller shall make deliveries of gas hereunder at the Point cf
Receipt at the pressure prevailing in Transporter's facilities from time to time.

                       ARTICLE 5 - EFFECTIVE DATE AND TERM

         1. Subject to the other provisions of this Agreement, this Agreement shall be effective as of the date first above written and the term of this Agreement shall commence on the Initial Delivery Day, which shall be April 1, 1999 and shall continue in full force and effect for a term ending March 31, 2000.

                           ARTICLE 6 - TRANSPORTATION

         1. Both parties are excused from performance under this Agreement if the Transporter shall cease to provide the transportation service, or interrupt the actual transportation for the period during which transportation is unavailable. If receipt of gas by Buyer is curtailed or interrupted by Transporter for more than thirty (30) days pursuant to this Article, Seller has the right to cancel this Agreement with no further obligation on the part of either Buyer or Seller.

                         ARTICLE 7 - BILLING AND PAYMENT

         1. On or before the fifteenth (15th) day of each calendar month during the term of this Agreement or as soon thereafter as practical, Seller or Seller's designee shall deliver a statement to Buyer for the total quantity of gas sold to Buyer during the preceding calendar month. Buyer will pay


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to Seller on or before the thirtieth (30th) day of each month, the amount due for total quantity sold to Buyer during the preceding calendar month, except when such day is a Saturday, Sunday, or bank holiday, in which case payment is due the following business day. All such payments shall be made by wire transfer of immediately available FED funds directed to a bank account designated by Seller. Buy will provide a statement detailing gas purchases at the same payment is made.

         2. Buyer shall have the right at all reasonable times to examine the books, records and charts of Seller to the extent necessary to verify the accuracy of any statement, charge of computation made under or pursuant to any provisions of this Agreement.

         3. Should Buyer fall to pay the amount of any statement rendered by Seller or Seller's designee as herein provided when such amount is due, interest thereon shall accrue from the due date until the date of payment, at the then effective Prime Interest Rate (Chase Manhattan Bank). If such failure to pay shall continue for fifteen (15) days after is due, Seller may suspend further service to Buyer until such amount is paid.

         4. If presentation of a statement by Seller or Seller's designee is delayed after the fifteenth (15th) day of the month then the time for payment shall be extended correspondingly.

         5. If Buyer shall find at any time within twenty-four (24) months after the date of any statement rendered that it has been overcharged on the amount billed in such statement, and if said overcharge shall have been paid, and Buyer shall have made a claim therefore, the overcharge, if verified, shall be refunded within thirty (30) days. If Seller shall find at any time within twenty-four (24) months after the date of any statement rendered by it that there has been an undercharge in the amount billed in such statement, it may submit a statement for such undercharge and Buyer, upon verifying same, shall pay such amount within thirty (30) days.


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                           ARTICLE 8 - INDEMNIFICATION

         1. Seller shall defend, indemnify, and save Buyer harmless from all suits, actions, debts, accounts, damages, costs, losses, liabilities, and expenses arising from or out of claims of any persons to natural gas sold hereunder and other charges thereon which attach before title passes to Buyer.

         2. Buyer shall defend, indemnify, and save Seller harmless from all suits, actions, debts, accounts, damages, costs, losses, liabilities, and expenses arising from or out of claims of any persons to natural gas sold hereunder and or other charges thereon which attach after title passes to Buyer.

              ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF SELLER

         1. Seller warrants that it has good title to all of the gas delivered to Buyer hereunder free and clear of any all liens, encumbrances, and claims whatsoever, except royalties and current production tax obligations which are to be paid by Seller, and that Seller has good right and lawful authority to sell the same. Seller shall indemnity and save Buyer harmless from any and all suits, claims, liens, and encumbrances of whatever nature relating to such gas, payments for such gas, or the title thereto and shall reimburse Buyer for any and all costs incurred by Buyer (including, without limitation, all attorney's fees) in defense of suit or claim.

         2. Title to, and risk of loss for, all natural gas delivered hereunder shall pass from Seller to Buyer at the Point of Receipt.

                           ARTICLE 10 - FORCE MAJEURE

         1. Neither Seller nor Buyer shall be liable in damages to the other for any act, omission or circumstances occasioned by or in consequence of, any acts of God, strikes, lockouts or other


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industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, fires, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery, vessels or lines of pipe, repair or alterations of machinery, vessels or lines of pipe, acts of third party transporters including Williston Basin, freezing or failure of wells or lines of pipe, the binding of any court or governmental authority, and any other cause, whether of the kind herein enumerated or otherwise, not within the control of the one claiming suspension and which, by the exercise of due diligence, it is unable to prevent or overcome.

         2. Such causes or contingencies affecting performance shall not relieve Seller or Buyer of liability in the event of its concurring negligence or in the event of failure of either to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies relieve either from its obligations to make payments of amounts then due hereunder.

         3. In order to suspend by reason of Force Majeure, the party claiming must give notice in writing or by telecopy, or orally and confirmed in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, and such cause shall be remedied with all reasonable dispatch. No party shall be required against its will to adjust or settle any labor disputes.

         4. In the event of a Force Majeure incident which would only allow a partial delivery of Seller's total deliveries, Seller shall deliver to Buyer a quantity of gas which represents Buyer's pro-ratable share of Seller's total available delivery quantity which is proportionate to Seller's obligation to Buyer compared to the quantity obligation to Seller's other firm gas purchase customers.


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         5. In the event of Force Majeure preventing total delivery by Seller of the Nominated Quantity at Transporter's Point of Receipt, Buyer and Seller shall be relieved of their obligations under this Agreement until such cause of Force Majeure is remedied.

         6. In the event of Force Majeure, both parties agree to exort their best efforts to effectuate performance of this Agreement.

                           ARTICLE 11 - MISCELLANEOUS

         1. This Agreement represents the entire agreement between the parties relative to the matters contained herein. This Agreement may not be amended without the execution of a written document by both parties.

         2. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may pledge or mortgage its interests hereunder for financing purposes. In the event of the sale or other transfer of the business assets of either party to this Agreement, the Agreement shall be assigned to the new entity. The nonassigning party, in its sole judgment, may terminate this Agreement if the new entity through its performance cannot demonstrate its ability to perform under the terms and conditions of this Agreement.

         3. The rights and remedies of each party enumerated in this Agreement are not exclusive but shall be in addition to all the rights and remedies at law and in equity to which that party is or may be entitled against the other party.


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         4. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         5. Any notice, request, demand, or statement provided in this Agreement shall be in writing and will be deemed properly given if hand delivered, telegraphed, telecopied, or mailed, registered or certified mail, return receipt requested, prepaid to the other at the following address:

BUYER                                        SELLER
-----                                        ------
Montana-Dakota Utilities Co.                 Mercator Energy, Inc.
400 North Fourth Street                      600 17th Street, Suite 600 So.
Bismarck,  ND 58501                          Denver, CO 80202-54C-2
Attn. Gas Supply Dept.                       Tel (303) 825-1100
Tel (701) 222-7870                           Fax (303) 825-2300
FAX (701) 222-7853

         6. Either Seller or Buyer may change addresses by giving the other party notice of such change. Scheduling and dispatching by telephone may be accomplished, provided written confirmation of the same is given to the other party within five (5) days.

         7. If any provision in this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.


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         8. The terms of this Agreement, including, but not limited to, the price paid for gas, the identified transporting pipelines and cost of transportation, the volumes of gas purchased or sold and all other material terms of this Agreement shall he kept confidential by the parties hereto, except to the extent that any information must be disclosed to a third party for the purpose of effectuating transportation of the subject gas pursuant to this Agreement, to auditors, counsel, and lenders or potential lenders of either Party; and, further provided, that disclosure is permitted in the event and to the extent such Party is required by court, or agency exercising jurisdiction over the subject matter hereof, by order or by regulation, to make such disclosure; and further provided in the event that either Party becomes aware of judicial or administrative proceedings that has resulted or may result in such an order requiring disclosure, it shall so notify the other Party immediately.

         9. The descriptive headings used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provisions of the Agreement.

         10. This Agreement and the respective obligations of the parties hereunder are subject to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction over either party.

         11. Seller and Buyer expressly agree that the Laws of the State of Wyoming govern the validity, construction interpretation, and effect of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

"BUYER"                                MONTANA-DAKOTA UTILITIES CO., A
                                       Division of MDU Resources Group, Inc.



                                       By: Bruce Imsdahl
                                          -----------------------------------

                                       Title:
                                             --------------------------------


"SELLER"                               PENNACO ENERGY, INC.


                                       By: Paul M. Rady
                                          -----------------------------------

                                       Title: President/CEO
                                             --------------------------------


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